Careview 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
December 30, 2013	TRADED: OTCQB

CareView Communications, Inc. Announces Changes to Senior Management Team

and Board of Directors and Execution of Binding Term Sheet with HealthCor for $5 Million

Lewisville, TX -- CareView Communications, Inc. ("CareView" or the "Company") (OTCQB: CRVW), a patient and clinically focused information technology provider to the healthcare industry, announced today changes to its senior management team and Board of Directors as follows:

Management Changes

•	Samuel A. Greco is retiring as Chief Executive Officer and Director at the end of 2013 for health reasons. Mr. Greco will continue as a consultant throughout 2014 and will use his extensive relationships in the healthcare industry to support CareView.
•	Steven G. Johnson, the Company’s current President, has also been appointed as Chief Executive Officer effective January 1, 2014.
•	Sandra K. McRee joined CareView as Chief Operating Officer effective November 1, 2013. Ms. McRee previously served as the Chief Operating Officer of IASIS from May 2001 until October 2010. She was responsible for overseeing all aspects of IASIS's hospital operations and was responsible for overseeing clinical systems; developing an appropriate mix of quality services, physician relationships, effective staffing and supply utilization; and managing capital investments related to operations. Ms. McRee has more than 35 years of healthcare management experience.

Board Changes

•	Governor Tommy G. Thompson, the Company’s Chairman of the Board and former head of the U.S. Department of Health and Human Services, resigned from the Company’s Board of Directors effective December 31, 2013 to take a business development role with the Company working directly on hospital sales.
•	Allen Wheeler, a Director of the Company since its inception, has been appointed Chairman of the Board of Directors effective January 1, 2014. Mr. Wheeler has 45 years of experience in the healthcare field and is an Army veteran of the Korean War.
•	David R. White was elected to the Company’s Board of Directors effective January 1, 2014. Mr. White served as the Chairman of the Board and Chief Executive Officer of IASIS from December 1, 2000 to November 1, 2010 and continues to serve as the Chairman of IASIS’s Board of Directors. He served as the President and Chief Executive Officer of LifeTrust, an assisted living company, from November 1998 to November 2000. From June 1994 to September 1998, Mr. White served as President of the Atlantic Group at Columbia/HCA, where he was responsible for 45 hospitals located in nine states. He has also served as Regional Vice President of Republic Health Corporation and as an Executive Vice President and Chief Operating Officer at Community Health Systems, Inc. Mr. White earned a B.S. in Business Administration from the University of Tennessee in Knoxville, Tennessee in 1970, and an MS in Healthcare Administration from Trinity University in San Antonio, Texas in 1973. He currently also serves on the Board of Directors at Corindus, Inc., a robotic medical device company.
•	Jason T. Thompson, son of Governor Thompson, was elected to the Company’s Board of Directors effective January 1, 2014. Mr. Thompson is an attorney and a member of the Transactional Group of Michael Best & Friedrich LLP where he focuses on mergers and acquisitions and general corporate matters. Mr. Thompson assists his clients with negotiating and structuring many types of transactions

CareView Communications Inc. 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX 75067   Phone: (972)943-6050   Fax: (972)403-7659

www.care-view.com

and agreements, including those related to corporate reorganizations, buyout transactions and venture capital investment transactions. He is a certified public accountant.

"I am eager to assume the additional role of Chief Executive Officer and wish to thank Sam for all of the contributions he made to the Company," Mr. Johnson said. "The addition to the CareView team of Ms. McRee and Mr. White - both alumnae of IASIS and very well respected executives in the hospital industry - represents a great step forward for us and will help further our mission of providing quality and affordable technology to improve patient care and staff coordination for our clients. We are also pleased to have Mr. Jason Thompson join our Board of Directors to bring his bring his expertise on business and transactional matters."

Mr. Johnson continued, "While Governor Thompson is resigning from CareView’s Board of Directors, he will be working to develop our strategic initiatives and will provide us with introductions to his broad range of contacts within the hospital industry."

Additionally, the Company announced that HealthCor Partners Management, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (together, "HealthCor") and CareView executed a binding term sheet wherein HealthCor committed to make an additional $5 million investment in the Company in the form of a senior convertible note. The transaction is expected to close on or before January 14, 2014.

"HealthCor’s additional commitment to CareView will provide us with sufficient capital to support the roll-out of current and future customers and the continued expansion of our intellectual property portfolio," Mr. Johnson said.

About CareView Communications, Inc.

CareView's mission is to be the leading provider of products and on-demand application services for the healthcare industry by specializing in bedside video monitoring, archiving and patient care documentation systems and patient entertainment services. Through the use of telecommunications technology and the Internet, our products and on-demand services will greatly increase the access to quality medical care and education for both consumers and healthcare professionals. We offer the next generation of patient care through our unique data and patient monitoring system that connects patients, families and healthcare professionals (the "CareView System®"). Our proprietary, high-speed data network system may be deployed throughout a healthcare facility to provide the facility with recurring revenue and infrastructure for future applications. Real-time bedside and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and patient education enhance the patient's quality of stay. Through continued investment in patient care technology, we are helping hospitals and assisted living facilities build a safe, high quality healthcare delivery system that best serves the patient, while striving for the highest level of patient satisfaction and comfort. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally. Corporate offices are located at 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX 75067. More information about the Company is available on the Company’s website at www.care-view.com.

Questions about this release may be directed to Steve Johnson, CareView's President, at (972) 943-6050.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of CareView Communications, Inc. Certain statements in this release, including those relating to the expected contributions of Ms. McRee, Mr. White and Mr. Jason Thompson, the contacts of Governor Tommy Thompson, the HealthCor funding commitment and the closing thereof, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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